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                                                                    EXHIBIT 10.3


                               RETENTION AGREEMENT

         Agreement, dated as of May 14, 2004, between Fred C. Kuznik ("Mr. Kuznik") and Cable Design Technologies Corporation ("CDT Corp," or the "Company") and Cable Design Technologies Inc. (collectively with CDT Corp., "CDT").

         WHEREAS, CDT Corp. and Belden Inc. ("Belden") are parties to a merger agreement whereby a subsidiary of CDT Corp. will merge with and into Belden (the "Merger");

         WHEREAS, following the completion of the Merger, CDT Corp. will change its name to "Belden CDT Inc." ("Belden CDT");

         WHEREAS, following the completion of the Merger, Mr. Kuznik will no longer serve as Chief Executive Officer of CDT Corp;

         WHEREAS, the Board of CDT Corp. has determined that Mr. Kuznik's services for a transition period following completion of the Merger are important to the success of Belden CDT; and

         WHEREAS, the Board has determined that certain provisions should be made to amend Mr. Kuznik's change of control agreement to preserve the intention of the parties.

         NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

     1. TRANSITION SERVICES. Prior to the Merger, Mr. Kuznik will continue to serve as the Chief Executive Officer of CDT Corp.. For a period of 6 months following the completion of the Merger (the "Continued Employment Period"), Mr. Kuznik will serve as Integration Officer of Belden CDT and will report directly to the Chief Executive Officer of Belden CDT. During the Continued Employment Period, Mr. Kuznik will provide the following services:

         o Assist in the development of a plan to integrate businesses, facilities and personnel following completion of the Merger;

         o Assist in the identification of cost savings, including plant and personnel reductions, and the development of an implementation plan for such savings;

         o Assist in the implementation and monitoring of the integration and cost savings plans; and

         o Such other services as Mr. Kuznik and the Chief Executive Officer of Belden CDT agree upon.

In his role as Integration Officer, on a regular basis, Mr. Kuznik will update the Chief Executive Officer of Belden CDT regarding his activities under this Agreement. Mr. Kuznik's services shall be rendered from the Chicago area, but will also include reasonable travel to Belden CDT's headquarters and facility locations as deemed appropriate by Mr. Kuznik and the Chief Executive Officer of Belden CDT.

Mr. Kuznik shall be entitled to reimbursement for travel and other business expenses in accordance with Belden CDT's policies applicable to executives.

     2. PAYMENT. During the Continued Employment Period, Mr. Kuznik shall receive salary at an annual rate of $750,000, payable in accordance with Belden CDT's normal payroll schedule and subject to required withholding and other normal deductions. During such period, Mr. Kuznik shall not participate in any bonus plan of Belden CDT (or its affiliates), but would be entitled to participate in the following employee benefit plans or programs: medical, dental, life insurance, short-term disability, long-term disability, AD&D, auto lease program (auto, normal maintenance


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and gas) and the CDT (West Penn) 401(k) plan, and would be entitled to receive the following other benefits: payment of home alarm monitoring and private business phone line. However, Mr. Kuznik may be eligible to receive any special bonus for which the Board of Directors of Belden CDT, in its sole discretion, deems advisable.

     3. POST CONTINUED EMPLOYMENT PERIOD. Immediately following the Continued Employment Period, unless such period is extended in writing by mutual agreement of Mr. Kuznik and Belden CDT, Mr. Kuznik's employment with Belden CDT (or any of its affiliates) shall terminate. Upon such termination, Mr. Kuznik shall be deemed to have "retired" for purposes of any stock options held by Mr. Kuznik and his Employment Agreement dated December 10, 2001, and such treatment shall not affect his eligibility for benefits to be received under the CoC Agreement (defined below) arising out of the occurrence of the Merger, which shall constitute a "change in control" as such term is used in the CofC Agreement. Mr. Kuznik acknowledges that he will not be entitled to receive any compensation under the termination without cause or for good reason provisions of his Employment Agreement.

     4. CHANGE OF CONTROL AGREEMENT. Promptly following the consummation of the Merger, Mr. Kuznik shall be entitled to receive the cash payments and benefits under his Change of Control Agreement, dated as of October 6, 2003 (the "CoC Agreement") to which he is entitled arising out of the occurrence of the Merger. The non-cash benefits contemplated under the CoC Agreement (including, without limitation, health, dental, vision and life coverage) arising out of the occurrence of the Merger shall begin immediately following the end of the Continued Employment Period.

     5. TAX INDEMNIFICATION.

         (a) If any payment or benefit received or to be received by Mr. Kuznik in connection with the Merger (whether pursuant to the terms of this Agreement, the CoC Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter called "Total Payments") will be subject (in whole or part) to an excise tax imposed under Section 4999 of the Code ("Excise Tax"), then the Company shall pay to Mr. Kuznik an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Kuznik, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Mr. Kuznik shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made (and taking into account the deductibility of state and local taxes) and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Kuznik's residence on the date of the Merger completion date.

         (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Mr. Kuznik and selected by the Company (which may be an independent accounting firm), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment of any amounts under the CoC Agreement, the Company shall provide Mr. Kuznik with its calculation of the amounts referred to in this Section 5 and such supporting materials as are reasonably necessary for Mr. Kuznik to


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evaluate the Company's calculations. If Mr. Kuznik disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

         (c) In the event that (i) amounts are paid to Mr. Kuznik pursuant to subsection (b) of this Section 5 and (ii) the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Mr. Kuznik shall repay to the Company, within five (5) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Mr. Kuznik), to the extent that such repayment results in (x) no portion of the Total Payments being subject to the Excise Tax and (y) a dollar-for-dollar reduction in Mr. Kuznik's taxable income and wages for purposes of federal, state and local income and employment taxes plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B)of the Code.

         (d) In the event that at any time (i) the Excise Tax is determined to be more than the amount (if any) taken into account hereunder in calculating the Gross-Up Payment (including without limitation as a result of the initial calculation of Mr. Kuznik's "parachute payments" being incorrect and/or additional items being included into such calculation) and/or (ii) Mr. Kuznik is assessed any interest or penalty in connection with the non-payment of any Excise Tax or other tax assessed as a result of such determination (the amounts in clause (i) and (ii) being referred to as the "Supplemental Payments"), the Company shall pay to Mr. Kuznik, within five (5) business days following the time that the amount of such under payment of Excise Tax is determined or interest or penalty assessed, an amount (the "Additional Gross-Up Payment") such that the net amount retained by Mr. Kuznik, after deduction of any federal, state and local income and employment taxes and Excise Tax upon the Additional Gross-Up Payment, shall be equal to the Supplemental Payments.

         (e) In the event of any audit of Mr. Kuznik's or the Company's tax records relating to any Total Payment, any Gross-Up Payment or any Additional Gross-Up Payment, the Company shall provide to Mr. Kuznik the assistance of tax counsel (which shall be either a legal firm or accounting firm) who is reasonably acceptable to Mr. Kuznik to assist and represent Mr. Kuznik in such audit, which tax counsel may be a firm who also represent or provide services to Belden CDT (so long as, in Mr. Kuznik's reasonable opinion, such representation will not give rise to an actual or potential conflict).

         (f) The provisions of this Section 5 shall supercede and override the provisions of Section 4(b) of the CoC Agreement.

         (g) In the event of a merger of Belden CDT, reorganization, sale of substantially all of its assets or other similar transaction (either directly or indirectly through subsidiaries), Belden CDT shall require any surviving entity or transferee of assets to assume this Agreement.

     6. NON-COMPETE AGREEMENT; EMPLOYMENT AGREEMENT. Following the Continued Employment Period, Mr. Kuznik's covenant not to compete set out in Paragraph 10 of his CoC Agreement will begin and continue for its two-year term. If the Merger is consummated, then Mr. Kuznik and the Company further agree as follows that the Employment Agreement dated December 10, 2001 between Mr. Kuznik and the Company will terminate and will cease to have any force or effect.

     7. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced


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in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     8. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     9. REVIEW OF AGREEMENT. Mr. Kuznik acknowledges that he has had adequate time to review this Agreement and has been advised to obtain independent tax and legal advise regarding the terms of this Agreement, and is not relying on any representations, explanations or other information provided by the Company, its officers or employees or legal or accounting advisors.

     10. DUE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action, and the consent of Belden and any other third party required in connection with this Agreement have been obtained. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms.

     11. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                              * * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CABLE DESIGN TECHNOLOGIES CORP.
CABLE DESIGN TECHNOLOGIES INC.


By:   /s/ CHARLES B. FROMM                            /s/ FRED C. KUZNIK
   -----------------------------------------------    --------------------------
Name:  Charles B. Fromm                               Fred C. Kuznik
Title: Vice President & General Counsel
       (at the direction of the Board of Directors
       and Compensation Committee)


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